UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2026

MELAR Acquisition Corp. I

(Exact name of registrant as specified in its charter)

Cayman Islands	001-42134	87-1634103
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

143 West 72nd Street, 4th Floor, New York, NY	10023
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 781-1120

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03 Amendments to Certificate of Incorporation or Bylaws; Change in Fiscal Year.

On June 16, 2026, Melar Acquisition Corp. I, a Cayman Islands exempted company (the “Company”), held an extraordinary general meeting of shareholders in lieu of an annual general meeting of shareholders (the “Meeting”). The final prospectus filed with the U.S. Securities and Exchange Commission by the Company on June 18, 2024 and the Company’s amended and restated memorandum and articles of association (as amended and currently in effect, the “Articles”) provided that the Company initially had until June 20, 2026 (the date that was 24 months after the consummation of the Company’s initial public offering on June 20, 2024 (the “IPO”)) to complete a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”, and such period, the “Combination Period”). On June 16, 2026, at the Meeting, the Company’s shareholders approved, among other things, an amendment to the Articles (the “Extension Amendment”) to extend the end of the Combination Period on a monthly basis up to six (6) times, from June 20, 2026 through December 20, 2026, or such earlier date as determined by the Company’s board of directors (the “Board”).

Under the law of the Cayman Islands, upon approval of the Extension Amendment Proposal (as defined below) by the affirmative vote of a majority of at least two-thirds (2/3) of the votes cast by the holders of the Company’s (i) Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), and (ii) Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares,” and together with the Class A Ordinary Shares, the “Ordinary Shares”) voting as a single class, who, being entitled to do so, voted in person (including shareholders who voted online) or by proxy at the Meeting, the Extension Amendment became effective.

The foregoing description of the Extension Amendment is qualified in its entirety by reference to the Extension Amendment, a copy of which is filed hereto as Exhibit 3.1 and is incorporated by reference herein.

Item 5.07 Submission of Matters to a Vote of Security Holders.

At the Meeting, the Company’s shareholders were presented with proposals to approve, by way of special resolution, the Extension Amendment to extend the date by which the Company must consummate a Business Combination on a monthly basis, up to six (6) times, from June 20, 2026 through December 20, 2026, or such earlier date as determined by the Board (the “Extension Amendment Proposal”).

Also at the Meeting, the Company’s shareholders were presented with a proposal to ratify, by way of ordinary resolution, the selection by the Board’s Audit Committee of WithumSmith+Brown, PC to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2026 (the “Auditor Ratification Proposal” and together with the Extension Amendment Proposal, the “Proposals”).

The Extension Amendment Proposal was approved with the following vote from the holders of the Ordinary Shares:

For	Against	Abstentions	Broker Non-Votes
15,687,094	3,284,050	0	1,275,879

The Auditor Ratification Proposal was approved with the following vote from the holders of the Ordinary Shares:

For	Against	Abstentions	Broker Non-Votes
16,788,360	3,458,663	0	0

A proposal to adjourn the Meeting, by way of ordinary resolution, to a later date or dates or indefinitely, if necessary, to permit further solicitation and vote of proxies in the event that there were insufficient votes for, or otherwise in connection with, the approval of any of the Proposals was not presented because there were enough votes to approve the Proposals.

In connection with the votes to approve the Extension Amendment Proposal, the holders of 12,076,077 Class A Ordinary Shares included as part of the units in the IPO (the “Public Shares”) properly exercised their right to redeem such shares for cash at a redemption price of approximately $10.89 per share, for an aggregate redemption amount of approximately $131.5 million (the “Meeting Redemptions”). Following the Meeting Redemptions, there are 3,923,923 Public Shares currently issued and outstanding.

The Meeting was held, in part, to satisfy the annual meeting requirement pursuant to Listing Rule 5620(a) (the “Rule”) of The Nasdaq Stock Market LLC. Pursuant to the Rule, the Company was required to hold its first annual meeting of shareholders on or prior to December 31, 2026. Because the Meeting did not technically constitute an “annual general meeting” under Cayman Islands law, the terms of the Company’s Class I directors did not expire at the Meeting.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are being filed herewith:

Exhibit No.	Description of Exhibits
3.1	Amendment to Amended and Restated Memorandum and Articles of Association of the Company.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MELAR ACQUISITION CORP. I

By:	/s/ Gautam Ivatury
Name:	Gautam Ivatury
Title:	Chief Executive Officer

Date: June 17, 2026

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